UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

FirstEnergy Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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76 South Main Street Akron, Ohio 44308

Rhonda S. Ferguson
Vice President & Corporate Secretary
**** IMPORTANT ****
April 27, 2011
Dear FirstEnergy Shareholder:
According to our latest records, we have not yet received your proxy for the important FirstEnergy Corp. Annual Meeting of Shareholders to be held on May 17, 2011. We believe it is important that our shareholders have a voice in determining the outcome of the matters that will be considered at our Annual Meeting.
Your Board of Directors unanimously recommends that you vote in favor of the election of each director nominee (Item 1), the ratification of our auditors (Item 2), an amendment to our code of regulations (Item 3), as well as for the advisory resolution on executive compensation (Item 4) and for holding the advisory vote on the frequency of future advisory votes on executive compensation every year (Item 5). There are also a number of shareholder proposals on the agenda (Items 6 through 9), and the Board unanimously recommends you vote against these proposals.
Please help your company avoid the expense of further solicitation by following the instructions on the enclosed proxy card and voting TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.
Very truly yours,

REMEMBER:
You can vote your shares by telephone, or via the Internet.
Please follow the instructions on the enclosed card.
If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,
INNISFREE M&A INCORPORATED
TOLL-FREE at 1-877-687-1866.